As filed with the Securities and Exchange Commission on October 7, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

fuboTV Inc.

(Exact name of Registrant as specified in its charter)

Florida	4841	26-4330545
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

fuboTV Inc.

1330 Avenue of the Americas

New York, NY 10019

(212) 672-0055

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Gandler

Chief Executive Officer

fuboTV Inc.

1330 Avenue of the Americas

New York, NY 10019

(212) 672-0055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert G. Day, Esq. Megan J. Baier, Esq. Mark G.C. Bass, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 1301 Avenue of the Americas New York, NY 10019 (212) 999-5800	Simone Nardi Chief Financial Officer Gina Sheldon, Esq. General Counsel fuboTV Inc. 1330 Avenue of the Americas New York, NY 10019 (212) 672-0055	Richard C. Segal, Esq. Eric Blanchard, Esq. Divakar Gupta, Esq. Cooley LLP 500 Boylston Street Boston, MA 02116 (617) 937-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-243876

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock $0.0001 par value per share	3,795,000	$10.00	$37,950,000	$4,141

(1)	Represents only the additional number of shares of Common Stock being registered, and includes 495,000 additional shares of Common Stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-243876) (the Earlier Registration Statement).

(2)	The registrant previously registered securities on the Earlier Registration Statement, which was declared effective by the Securities and Exchange Commission on October 7, 2020. In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the Securities Act), an additional amount of securities having a proposed maximum aggregate offering price of $37,950,000 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

(3)	Calculated pursuant to Rule 457(a) under the Securities Act. The registrant previously paid a filing fee of $24,630 for the Earlier Registration Statement.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, fuboTV Inc., a Florida corporation, is filing this registration statement with the Securities and Exchange Commission (SEC). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-243876) (the “Earlier Registration Statement”), which the SEC declared effective on October 7, 2020.

The Registrant is filing this Registration Statement for the sole purpose of increasing by 3,795,000 shares the number of shares of its Common Stock, par value $0.0001 per share, to be registered for sale, 495,000 of which may be sold by the Registrant upon exercise of the underwriters’ option to purchase additional shares. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Earlier Registration Statement. The information set forth in the Earlier Registration Statement, and all exhibits to the Earlier Registration Statement, are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Anthony L.G., PLLC.
23.1	Consent of L J Soldinger Associates, LLC, independent registered public accounting firm.
23.2	Consent of Marcum LLP, independent registered public accounting firm.
23.3	Consent of Ernst & Young LLP, independent auditor.
23.4	Consent of Anthony L.G., PLLC (included in Exhibit 5.1).
24.1*	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 11, 2020).

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on the 7th day of October, 2020.

fuboTV Inc.

By:	/s/ David Gandler
David Gandler
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Gandler	Chief Executive Officer & Director (principal executive officer)
David Gandler		October 7, 2020

/s/ Simone Nardi	Chief Financial Officer (principal financial and accounting officer)
Simone Nardi		October 7, 2020

*	Executive Chairman & Director
Edgar Bronfman, Jr.		October 7, 2020

*	Director
Henry Ahn		October 7, 2020

*	Director
Daniel Leff		October 7, 2020

*	Director
Pär-Jörgen Pärson		October 7, 2020

*	Director
Ignacio Figueras		October 7, 2020

/s/ Laura Onopchenko	Director
Laura Onopchenko		October 7, 2020

*By:	/s/ Simone Nardi
Name:	Simone Nardi
Attorney-in-fact